Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION
                      -------------------------------------

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is entered into as of this 2n day of January, 2004, by and between HOME SERVICES INTERNATIONAL, INCORPORATED (hereafter "HSVI"), a Nevada Corporation, whose address is 7373 E. DoubleTree Ranch Road, Suite 200, Scottsdale Arizona 85258 and INTERNAL COMMAND INTERNATIONAL, INCORPORATED (hereafter ICI), a Florida Corporation, whose address is 607 W. Martin Luther King, Jr. Boulevard, Tampa, Florida 33603. The parties hereby agree that the resulting business association created by this transaction, shall be known as the "successor entity".

RECITALS

     Whereas HSVI is a publically traded corporation that has openly solicited for the acquisition and merger of a small closely held company offering new technology to the public, business and industry, and

     Whereas a common broker introduced ICI to HSVI, and

     Whereas HSVI believes that ICI has developed and continues to research and develop a patented new energy producing technology, and

     Whereas ICI desires to enter into a merger with a corporate entity that can provide the substantial marketing and development capital ICI requires to bring its patented technology to the world market, and

     Whereas ICI believes that HSVI has the experience and maintains sufficient strategic relationships within the financial and capital markets to raise the capital necessary to bring ICI's valuable technologies to market, to make the successor entity into a world-wide leader in the alternative energy market for production of alternative sources of energy, renewable energy credit marketing, and alternative energy tax incentive brokering and

     Whereas HSVI has offered the shareholders of ICI a sufficient plan of liquidity for their initial capital investment, and

     Whereas accordingly the parties desire to execute a merger that will continue HSVI's capital strength with ICI's promising technology, and the mutual goal of world energy market entry for the benefit of both parties.

     NOW THEREFORE in consideration of the foregoing recitals, the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


I. BASIC TRANSACTION.

1.1 Plan of Reorganization. Subject to the terms and conditions of this Agreement and pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, the parties to this Agreement shall effect a Type B reorganization (the "Reorganization") whereby all of the outstanding shares of ICI common stock will be exchanged for 5,000,000 shares of the HSVI Class A Preferred Stock. The Reorganization shall take place on the Closing Date (hereinafter defined in Section 1.2 of this Agreement) and shall be accomplished in accordance with Article V below.

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1.2 Closing.  The closing of the  Reorganization  and exchange  contemplated and provided for in this Agreement (the "Closing") shall take place at a time and place to be mutually agreed upon by the parties, following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the subject reorganization and exchange (other than the conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date"). It is the parties intention to close this transaction as soon as practicable, however, the Closing Date shall occur no later than January 30, 2004, absent regulatory delays, consent or breach.

1.3 Consideration to be Exchanged.

a. On the Closing Date HSVI shall execute, agree to or deliver the following consideration to the shareholders of ICI:

     I. Issue ratably, and cause to be delivered to the shareholders of ICI, certificates representing five million (5,000,000) shares of HSVI's Preferred Stock. The designation "preferred" was placed upon the shares by HSVI, and in any event, the parties agree that the shares being issued to the shareholders of ICI as payment for the acquisition aspect of this transaction shall become a liquidity event after the passing of a restrictive period agreed to and specified herein. Therefore, should the subject shares need to be converted into another class to effect their ability to be traded, the parties agree that HSVI will assist in any conversion, and that in all events, the share being issued to the shareholders of ICI shall, after the passing of the restriction period, be fully tradeable. The specific amounts of shares shall be issued as itemized by the attached appendix "A" to this agreement.

     ii. The Officers and Directors of HSVI shall resign their positions, whether a "majority" or other Board of Directors, and all operational, executive and management control shall pass to a new Board of Directors whose members shall be designated by ICI. The successor entity will be governed by the new Board of Directors and By-Laws, regardless of any prior division of executive management structure maintained by HSVI prior to this merger.


     iii. The current Chief Executive Officer of HSVI, Jay Budd, has and does affirm that the outstanding debts of HSVI have been properly structured for management of the debt post-merger; namely, that the debt is in the hands of suitable professional debt management team, including Fletcher & Associates, and Harry J. Miller, PLLC, that there has been set aside as part of the issued common stock for obligation and satisfaction of the debt, and that the incoming principals of ICI will be held harmless for this debt.

     iv. The shareholders of ICI shall also receive royalties, affective upon the issuance of the patent numbers, from the sales of any of ICI products, systems, designs or patents, generated by the successor entity, in an amount not to exceed ($ 100,000,000.00) One Hundred Million Dollars in the aggregate. Royalty payments shall be made annually at the close of the fiscal year, and shall equal 5 % of the annual pre-commission gross sales or other income generated by the successor entity

     v. That select persons have been identified by HSVI and approved by ICI to work with the successor entity pursuant to separate consulting and employment contracts for the benefit of the successor entity.

b. On the Closing Date ICI, and upon the satisfaction of the consideration specified in section 1.3 (a) above, ICI shall execute, agree to or deliver the following consideration to HSVI:

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     i. The  shareholders of ICI shall tender all issued and un-issued shares of
ICI stock to HSVI's corporate treasury. HSVI shall receive good and marketable title to all of ICI issued and outstanding common stock free and clear of all liens, mortgages, pledges, claims or other rights or encumbrances whatever, whether disclosed or undisclosed.

     ii. ICI shall transfer and assign to HSVI all patent and other intellectual property protections and use, ownership and rights to the products, designs, web site, and systems owned by ICI, including all engineering designs and plans and actual proto-types.

     iii. All right title and interest in all other tangible personal property owned by ICI at the time of the closing. Including all pending contracts for purchase orders, letters of intent, and other good will.

     v. ICI and HSVI shall hold harmless all current and prior officers, directors, employees, shareholders, attorneys, agents, and representatives of HSVI, and their heirs and assigns, for liability for any claim, known or unknown, arising out of any act, event, conduct or incident occurring prior to the date of close.


1.4 Restrictions on Transfer.

HSVI's Preferred Capital Stock, when issued and delivered hereunder, shall contain a one year restriction on alienation, transfer or sale by the receiving ICI shareholders. While this transaction represents, in part, a liquidation of investment to the shareholders of ICI, the parties agree to this restriction encumbrance as part of a concerted effort to prevent an immediate negative effect on the successor entity's share price which in turn will hinder the company's ability to raise future capital. Each certificate representing shares of HSVI's Preferred Capital Stock will bear a customary restrictive legend which states in effect that such shares may not be transferred, assigned, sold or hypothecated for one year, unless in the opinion of the successor entity's counsel, an exemption from the restriction is available for such transaction.

1.5 Post Merger Domicile and Changes

     a. Immediately following the closing, the parties shall act to change the name of the successor entity to "Internal Command International Inc." The Public Markets stock symbol shall be changed accordingly.

     b. The parties shall also cooperate to relocate the principal office and domicile the successor entity to the State of Florida, at an address to be determined at closing.

1.6 Fees and Costs of Merger / Other Fees and Costs / Ongoing Litigation

     a. In the event of the failure of the transaction contemplated by this Agreement, each party shall bear its own attorney's fees and costs.

     b. Attorney's fees and costs of HSVI incurred in connection with the transaction contemplated by this agreement shall an obligation of the entity surviving such transaction.

     c. Attorney's fees and costs incurred by Fletcher & Associates in connection with the management of HSVI debt shall be paid by Fletcher &
Associates and shall not become an obligation of the entity surviving the transaction.

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

     d. HSVI has retained the firm of Harry J. Miller, P.L.L.C. in connection with the defense of certain ongoing litigation. Following the close of the transaction, the new management team may elect to continue with such services, or to retain new counsel. Expenses paid in connection with the litigation involving HCC Management shall be an obligation of the entity surviving the transaction. Jay Budd agrees to serve as liaison between the surviving entity and that companies counsel for purposes of that litigation.

II. REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of ICI.


ICI hereby represents and warrants to HSVI that the statements contained in this
Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 2.1), except as set forth in the disclosure schedule accompanying this Agreement (the ICI Disclosure Statement). The ICI Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this Section 2.1.

     a. Due Organization. ICI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. ICI has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.

     b. Due Authority . The execution, delivery and performance under this Agreement and the documents provided for herein by ICI have been authorized by all necessary corporate action; provided, however, that ICI cannot consummate the Reorganization unless or until it receives the requisite approval from its shareholders.

     c. Capitalization. ICI authorized capitalization presently consists of ten thousand shares of capital stock, no par value, of which, as of the date hereof, three thousand six hundred ninety shares are issued and outstanding and the remaining shares have been reserved for issuance based upon certain specified contingencies. All issued and outstanding shares have been duly authorized, validly issued and fully paid and non-assessable, and subject to no preemptive rights of any shareholder.

     d . Outstanding Options, Warrants or Other Rights. ICI has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common stock, and there are no contracts or commitments pursuant to which any person may acquire or ICI may become bound to issue any shares of such common stock.

     e. Copies of Documents Genuine. All copies of ICI articles of incorporation and bylaws (each as amended to date) and all minutes of meetings or written consents in lieu of meetings of shareholders, directors and committees of directors of ICI which have been or will be furnished to HSVI are true, complete, correct and unmodified copies of such documents.

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

     f. Officers and Directors. The current officers and directors of ICI consists of the following:

Name                                   Office
-------------------                    ----------------------
Craig A. Huffman                       President

James A. Thomas                        Secretary

Rianey "Bud" Nelson                    Vice President


     g. Noncontravention. The execution of this Agreement by ICI and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which ICI is a party or by which it is bound except as set forth below, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of ICI. ICI did enter into a representation agreement for capitalization with IPA Services of Buffalo Grove, Illinois in November, 2003, which will not prohibit or incur the execution of this Agreement. Negotiations for settlement of the ICI-IPA agreement will be conducted post-merger for future representation on some basis or other settlement.


     h. Litigation. There are no suits, actions or proceedings at law or in equity, pending or threatened against or affecting ICI that can be expected to result in any materially adverse change in the business, properties, operations, prospects, or assets or in its condition, financial or otherwise.


     I. Laws and Regulations. ICI has complied with all laws, rules, regulations and ordinances relating to or affecting the conduct of ICI's business and ICI's possesses and holds all licenses and permits required in its business by federal, state or local authorities.

     j. Full Disclosure. Neither this Agreement nor any other instrument furnished to HSVI by or on behalf of ICI contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made not misleading, and there is no fact that materially and adversely affects, or foreseeably may materially and adversely affect, ICI's financial condition, liabilities, business, or assets that have not been disclosed herein or in any other instrument.

     k. Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of ICI set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.

     l. Reverse Splits. ICI hereby warrants and avers that, post merger, that it will not enact a reverse split of its issued and outstanding common stock shares nor its authorized common stock shares, (other than as contemplated in this Agreement), except in the case of a substantial emergency, the definition of which shall be determined by a Court of Competent Jurisdiction, for a period of 30 consecutive months from the date of Closing. Further, ICI agrees that this provision shall carry over should ICI merge with, or be acquired by, another entity during this 30 month period or, should ICI become a subsidiary of another entity.

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

     m. Shareholders . Appended to this Agreement are schedules setting forth the names, addresses, social security numbers and number of shares of stock held by each shareholder of ICI and ICI's respective equity holders. Appendix "A".

     n. No Material Adverse Change, Etc. Since the date of execution of the parties' letter of intent, there has not been, other than as contemplated or caused by this Agreement(I) any material adverse change in the business, condition(financial or otherwise), operations, or prospects of ICI;(ii) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise, operations or prospects of ICI, (iii) any entry into or termination of any material commitment, contract, agreement, or transaction(including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of aor involving ICI, other than this Agreement and agreements executed in the ordinary course of business;(iv) any redemption, repurchase, or other acquisition for value of its capital stock, nor any declaration or payment of any dividend, (v) any transfer or encumbrances upon any right or patent, (vi) imposition of any lien upon any asset, (vii) nor promise or payment of any increase to or for any executive or principal's executive bonus, or other compensation, (viii) any default or breach of any material respect pursuant to any covenant or agreement, or (ix) any other change in the manner which the company has conducted its business in the past.

     o. Taxes. ICI has properly filed or caused to be filed all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by it and has paid, or made full and adequate provision for the payment of, all federal, state, local, and foreign income and other taxes properly due for the periods contemplated by such returns, reports and declarations.

     p. Employee Benefit Plans. ICI warrants that it has not participated in, violated any provisions of, or filed, or have any employee file, any claim for benefits or complete or partial withdrawal of any Employee Welfare or Pension Plan under ERISA, for the past five years. There is no pending or binding benefit package, golden parachute clause, separation agreement or other agreement binding ICI for payment of cash, securities, options, stocks or warrants to any party whatsoever.



2.2 Representations and Warranties of HSVI .

     HSVI represents and warrants to ICI and its shareholders that the statements contained in this Section 2.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.2), except as set forth in the disclosure schedule accompanying this Agreement (the Company Disclosure Statement). HSVI Disclosure Statement will be arranged in paragraphs corresponding to the lettered subsections contained in this Section 2.2.

     a. Organization. HSVI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary. HSVI has all requisite corporate power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under this Agreement to which it is a party.

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

     b. Due Authority. The execution, delivery and performance under this Agreement and the documents provided for herein by Company have been authorized by all necessary corporate action.

     c. Capitalization. HSVI's authorized capitalization presently consists of 75,000,000 shares of capital stock, $0.001 par value, of which as of 2,042,060 shares are issued and outstanding and up to common shares have been reserved for future issuance based upon certain specified contingencies. HSVI's authorized capitalization presently consists of 10,000,000 shares of Class A Preferred capital stock, $0.001 par value, of which as of 5,750,000 shares are issued and outstanding, including the 5,000,000 shares to be transacted and issued to ICI shareholders, and up to common shares have been reserved for future issuance based upon certain specified contingencies All issued and outstanding shares have been duly authorized, validly issued and fully paid and nonassessable and all shares of HSVI's Class A Preferred Capital Stock to be issued and delivered on the Closing Date to the ICI shareholders pursuant to the Agreement will be, when so delivered, duly authorized and validly issued and outstanding, fully paid and non-assessable, free and clear of any lien, charge, claim or encumbrance whatsoever and subject to no preemptive rights of any Shareholder. No other class of stock (common or preferred) is, or has been authorized or issued by HSVI, its Articles of Incorporation or By-Laws.

     d. Outstanding Options, Warrants or Other Rights. Except as set forth in HSVI Disclosure Statement, HSVI has no outstanding warrants, options or similar rights whereby any person may subscribe for or purchase shares of its common or preferred stock, nor are there any other securities outstanding which are convertible into or exchangeable for its common or preferred stock, and there are no contracts or commitments pursuant to which any person may acquire or ICI may become bound to issue any shares of such common or preferred stock.

     e. Financial Statements. HSVI has provided ICI with its most recent audited financial statements dated through September 30, 2003. These financial statements have been prepared in accordance with generally accepted accounting principles, are correct, complete, and fairly represent the financial position and results of operations of HSVI as of said date and for the periods indicated.

     f. Adverse Changes. Since the date of the financial statements described in
Section 2.2(e) above, there have not been, and prior to the Closing Date, there will not be, any material changes in the financial position of HSVI and its subsidiaries (if any) except changes arising in the ordinary course of business and except changes that are otherwise disclosed in writing to ICI.

     g. Undisclosed Liabilities. HSVI does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for liabilities set forth on the face of the Balance Sheet delivered to ICI in accordance with the provisions of Section 2.2(e) above, and liabilities which have arisen after the date of the financial statements provided in accordance with the provisions of Section 2.2(e) above in the ordinary course of HSVI business.

     h. Noncontravention. The execution of this Agreement by HSVI and the consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restrictions of any indenture, agreement, or other instrument or any judgment, order, or decree to which HSVI is a party or by which it is bound, or will it conflict with any provisions or the Articles of Incorporation or Bylaws of HSVI.

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     I. SEC  Filings.  HSVI has made all  filings  with the SEC that it has been required to make under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively the Public Reports). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact, or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All SEC filings by HSVI within the last twelve months have been made in a timely fashion without extension. HSVI's stock presently trades on the over the counter bulletin board under the symbol HSVI. No order or determination of any regulatory agency, body or association is pending or threatened which would cause HSVI to have its shares "de-listed" or otherwise prevented from being offered for sale.

     j. Litigation. There are no suits, actions or proceedings at law or in equity, pending or threatened against or affecting HSVI that can be expected to result in any materially adverse change in HSVI or its assets.

     k. Representations and Warranties True at Closing. Except as expressly herein otherwise provided, all of the representations and warranties of HSVI set forth herein shall be true as of the Closing Date as though such representations and warranties were made on and as of such date.


     l. No Material Adverse Change, Etc. Since the date of execution of the parties' letter of intent, there has not been, other than as contemplated or caused by this Agreement(I) any material adverse change in the business, condition(financial or otherwise), operations, or prospects of HSVI;(ii) any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise, operations or prospects of HSVI, (iii) any entry into or termination of any material commitment, contract, agreement, or transaction(including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of aor involving HSVI, other than this Agreement and agreements executed in the ordinary course of business; (iv) any redemption, repurchase, or other acquisition for value of its capital stock, nor any declaration or payment of any dividend, (v) any transfer or encumbrances upon any right or patent, (vi) imposition of any lien upon any asset, (vii) nor promise or payment of any increase to or for any executive or principal's executive bonus, or other compensation, (viii) any default or breach of any material respect pursuant to any covenant or agreement, or (ix) any other change in the manner which the company has conducted its business in the past.

     m. Taxes. HSVI has properly filed or caused to be filed all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by it and has paid, or made full and adequate provision for the payment of, all federal, state, local, and foreign income and other taxes properly due for the periods contemplated by such returns, reports and declarations.

     n. Employee Benefit Plans. HSVI warrants that it has not participated in, violated any provisions of, or filed, or have any employee file, any claim for benefits or complete or partial withdrawal of any Employee Welfare or Pension Plan under ERISA, for the past five years. There is no pending or binding benefit package, golden parachute clause, separation agreement or other agreement binding HSVI for payment of cash, securities, options, stocks or warrants to any party whatsoever.

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III. COVENANTS.

     From the date of this Agreement until the Closing Date, HSVI and ICI agree as follows:

     3.1 General. Each of the parties hereto will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transaction contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article IV below).

     3.2 Notices and Consents. Each of the parties hereto will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the other party reasonably may request in connection with any matter referred to in Sections 2.1 or 2.2 above.

     3.3 Regulatory Matters and Approvals. Each of the parties hereto will give notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.1 and 2.2 above. Without limiting the generality of the foregoing:

     a. Securities Law Compliance. HSVI will take all actions as may be necessary, proper and advisable, under Federal and state securities laws in connect with the offering and issuance of the Common Capital Stock to the ICI shareholders in connection with the Reorganization provided for under this Agreement and as required to complete the transaction as contemplated.

     b. Nevada Corporation Law. HSVI will obtain, as soon as reasonably practicable, any required consents or approvals providing for the acquisition of ICI, all in accordance with the provisions of the Nevada Corporation Law.

     3.4 Operations of Business. ICI will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, ICI will not:

     a. authorize or effect any change in its charter or bylaws;

     b. grant any options, warrants or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

     c. declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock;

     d. Issue any note, bond or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations outside the ordinary course of business;

     e. Grant any security interest on, or otherwise  pledge,  any of its assets
outside  the  ordinary   course  of  business  except  as  it  pertains  to  the
indebtedness excepted in subsection (d) above;

     f. Make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity outside the ordinary course of business; and

     g. Make any change in management terms for any of its directors, officers and employees outside the ordinary course of business.

     h. Assign, license, pledge, or hypothecate any patent, patent pending, intellectual property, trade names, trade secrets or other proprietary assets.

     3.5 Access. HSVI and ICI each agree that they will permit the others directors, officers, accountants, attorneys and other representatives full access, during reasonable business hours throughout the term or applicability of this Agreement, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the others business affairs, operations, properties and financial affairs as the other party may reasonably request. All information provided shall be furnished strictly subject to the confidentiality provision of this Agreement.

     3.6 Confidentiality. All information and documents furnished by a party pursuant to Section 3.5 of this Agreement shall be deemed and treated as proprietary in nature. Each party (and the ICI shareholders) agree that it shall hold all information received from another party pursuant to or in connection with this Agreement in the highest and strictest confidence and shall not reveal any such information to any individual who is not one of its directors, officers, key employee, attorney or accountant, and that it will not use any such information obtained for any purpose whatsoever other than assisting in its due diligence inquiry precedent to the Closing and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other party any all tangible embodiments (and all copies) thereof which are in its possession. This covenant shall survive the consummation or termination of this Agreement.

     3.7 Publicity and Filings. All press releases, shareholder communications, filings with the Securities and Exchange Commission or other governmental agency or body and other information and publicity generated by HSVI or ICI regarding the Reorganization and exchange contemplated in this Agreement shall be reviewed and approved by the other party before release or dissemination to the public or filing with any governmental agency or body whatever. Post-Closing, HSVI and ICI will provide each other with such documents, information, assistance and cooperation as may be reasonably required to complete in a timely fashion, all required filings with any state, local, federal or regulatory body or agency. HSVI assumes the liability for the publication and receipt of the consent by its shareholders of this acquisition and merger, prior to the closing.

     3.8 Notice of Developments. Each party hereto will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Sections 2.1 and 2.2 above. No disclosure by any party hereto pursuant to this Section 3.8, however, shall be deemed to amend or supplement the disclosure statement provided under the terms of this Agreement or to prevent or cure any breach of warranty, breach of covenant or misrepresentation.

     3.9 Stand-Still Agreement. Neither HSVI nor ICI will (and each ICI Shareholder agrees that it will not on behalf of ICI) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to any other transaction pending the closing of the transaction contemplated herein (including any acquisition structured as a merger, consolidation, or share exchange).

     3.10 Covenants of ICI shareholders. Each of the ICI shareholders covenants and agrees with, and represents to, HSVI as follows:

     a. No Registration of Company Stock. Each of the ICI shareholders understands that none of the Class A Preferred Shares to be received from HSVI at Closing have been registered under the Securities Act of 1933, as amended, or any applicable securities laws of any state. Each of the Shareholders hereby represents and warrants that the Shares are being acquired by him solely for investment and not with a view to distribution or immediate resale thereof.

     b. Stock Legend. Each of the ICI shareholders further agree and understand that each certificate representing such shares of the Shares issued under the Reorganization and exchange provided for under this Agreement will bear the customary restrictive legend conspicuously noted on said certificate.

     3.11 Election of Officers. HSVI agrees that Craig A. Huffman, the current President of ICI, shall become the President and Chief Executive Officer of the successor entity, of HSVI and of ICI after the consummation of the Reorganization and exchange provided for under the terms of this Agreement and shall be further authorized, subject to approval of ICI's existing Board of Directors, to select the officers and directors of ICI. HSVI covenants and agrees to approve of the selections made by Craig A. Huffman shall be appointed, effective as the first order of business at the Closing, and all members of HSVI's majority Board of Directors, other Boards and Officers shall resign. This covenant shall survive the consummation of this Agreement.

     3.12 Employment Agreement. The parties acknowledge that the successor entity shall offer employment agreements to Craig Huffman, Rainey Nelson and others deemed necessary by ICI management. In addition, certain identified individuals will be offered employment agreements in an effort to maximize their financial contacts and relationships for the benefit of the successor entity ICI. These certain previously identified persons employment contracts shall include annual salaries to be negotiated, and shall include executive benefits packages, stock options and incentives. These incentive bonuses shall include substantial profit sharing- stock option payments at strike prices to be determined by the parties, but said strike shall not exceed the share price of HSVI at the time of closing. Said stock option bonuses shall be based upon the past royalty annual net profits generated by successor entity.

     3.13 Patent and Asset Verification. HSVI shall have verified that the assets and patents, patents pending and other proprietary assets are duly and legally in the name of ICI and represent those products including the hydro-powered electrical generation unit.

     3.14 Indemnification, and Hold Harmless. The parties mutually agree to indemnify, defend and hold the other harmless from any claim, debt, cause of action or other demand made by any party whatsoever, for any reason whatsoever, for, from or as a result of any action, omission, breach, injury, tort, malfeasance, misfeasance, fraud, misrepresentation or other damages caused to or claimed by any third party. Should either party desire to enact this provision, it must provide notice of a demand for defense and indemnification to the other party in writing, within a reasonable amount of time after discovery of any potential claim. The method of defense, choice of counsel and indemnification shall be chosen by the party accepting indemnification. Should a party deny liability under this section, the dispute shall be referred to a Court of Competent jurisdiction pursuant to this Agreement.

     3.15 Grant of Exclusive Rights as Investment Banker. The successor entity shall grant to an agreed upon individual, agreed to by the existing HSVI board and the successor entity incoming board an exclusive right to represent the successor entity in all fund-raising and capital enhancement methods, and shall compensate this individuals as such. This covenant shall survive the consummation of this Agreement.

4. CONDITIONS PRECEDENT TO THE EXCHANGE.

     4.1 Conditions Precedent upon ICI. The obligation of HSVI to consummate the Reorganization contemplated by this Agreement is contingent upon HSVI's satisfaction, or written waiver, of the following conditions at or before the Closing Date:

     (a) Representations and Warranties True. The representations and warranties by ICI and the ICI shareholders in the Agreement shall have been correct on and as of the Closing Date with the same force and effect (except as expressly provided in the Agreement or otherwise approved in writing by HSVI) as though such representations and warranties had been made on and as of the Closing Date.

     (b) No Adverse Change. ICI shall not have suffered any adverse change in its financial condition or business and no properties or assets of ICI shall have suffered any destruction, damage or loss, whether or not covered by insurance.

     c) Performance. ICI and the ICI shareholders shall have performed all of the terms, covenants, agreements and conditions of the Agreement on their respective parts to be performed.

     (d) Shareholder Approval. The ICI shareholders shall have approved the terms and conditions of the Reorganization resulting in the issuance of the Common Shares as provided for herein and no ICI shareholder shall dissent with respect to the Reorganization provided for in this Agreement.

     (e) Legal Opinion. HSVI shall have received the favorable written opinion of counsel for ICI as to those matters set forth, as an Exhibit to be attached hereto, and any other matter which HSVI may reasonably requested in connection with the Reorganization provided for in this Agreement. In rendering the required opinion, counsel may, as to any factual matter, rely upon a certificate of any public official and any officer of ICI who is cognizant of such fact. Attached as Appendix "C" to this agreement.

     (f) No Restraint. No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

     (g) Approval of Documents. All legal matters in connection with the consummation of the Reorganization contemplated by this Agreement and all documents and instruments delivered in connection therewith shall be reasonably satisfactory in form and in substance to counsel for HSVI and such counsel shall have received authenticated copies of those copies of the corporate documents and certificates as counsel for HSVI may reasonably request in connection with this transaction.

     (h) Officers Certifications. Each Party shall have received a certificate signed by the President and Chief Executive Officer verifying the accuracy of the information provided and that HSVI is in compliance with the terms of this Agreement.

     (I) Termination of Employment Agreements and Leases. ICI warrants that it is not a party to any employment agreement that will bind the successor entity after the closing. HSVI shall rely upon this assertion and ICI shall terminate any such agreements and the shareholders will indemnify the successor entity from any and all costs or liabilities that may arise from any claim for payment of salary or benefits by any third party agent or employee or landlord, except those specified and exempted by the parties at the closing .

     4.2 Conditions Precedent upon HSVI. The obligations of ICI and the ICI shareholders to consummate the Reorganization contemplated by this Agreement are contingent upon their satisfaction or written waiver of the following conditions at or before the Closing Date:

     (a) Representations and Warranties True. The representations and warranties by HSVI in the Agreement shall have been correct on and as of the Closing Date with the same force and effect (except as expressly provided in the Agreement or otherwise approved in writing by the Shareholders) as though such representations and warranties had been made on and as of the Closing Date.

     (b) No Adverse Change. HSVI shall not have suffered any adverse change in its financial condition or business and no properties or assets of HSVI shall have suffered any destruction, damage or loss, whether or not covered by insurance.

     c) Performance. HSVI shall have performed all of the terms, covenants, agreements and conditions of the Agreement on its part to be performed.

     (d) Legal Opinion. ICI shall have received the favorable written opinion of counsel for HSVI as to those matters set forth as an Exhibit and attached hereto and any other matter which ICI may reasonably request in connection with the Reorganization provided for in this Agreement. In rendering the required opinion, counsel may, as to any factual matter, rely upon a certificate of any public official and any officer of HSVI who is cognizant of such fact.

     (e) No Restraint. No injunction or restraining order shall be in effect to forbid or enjoin the consummation of this Agreement.

     (f) Approval of Documents. All legal matters in connection with the consummation of the Reorganization contemplated by this Agreement and all documents and instruments delivered in connection therewith shall be reasonably satisfactory in form and in substance to counsel for ICI and such counsel shall have received authenticated copies of those copies of the corporate documents and certificates as counsel for ICI may reasonably request in connection with this transaction.

     (g) Regulatory Matters. There shall have been no proceeding, completed, pending or threatened by any regulatory body, the effect of which would result in a fine to HSVI or suspension of HSVI's right to sell its stock in the public market or the right to have its stock listed on any nationally recognized exchange.

     (h) Liabilities. HSVI shall have no liabilities at the time of closing and shall have paid all sums due to its transfer agent up to the date of closing except those cited in section 1.3 iii.

     (I) Termination of Employment Agreements and Leases. HSVI warrants that it is not a party to any employment agreement that will bind the successor entity after the closing. ICI shall rely upon this assertion and HSVI shall terminate any such agreements and the shareholders will indemnify the successor entity from any and all costs or liabilities that may arise from any claim for payment of salary or benefits by any third party agent or employee or landlord, except those specified and exempted by the parties at the closing .

V. ACTIONS AT CLOSING.

     5.1 Exchange. Each of the shares of ICI common stock that shall be outstanding on the Closing Date and held by a ICI shareholder shall be converted into 5,000,000 fully paid and nonassessable shares of HSVI's Class A Preferred Stock; provided, however, that the number of shares of HSVI's Class A Preferred Stock into which shares of ICI common stock are to converted shall be rounded off to the nearest whole number of shares, and no fractional shares shall be issued. The number of shares of HSVI's Class A Preferred Stock that each ICI shareholder shall receive in exchange for his or her shares of ICI common stock are set forth as an Exhibit and attached hereto.

     5.2 ICI and ICI Shareholders' Actions at Closing. On the Closing Date, ICI and the ICI Shareholders, contemporaneously with the performance by HSVI of its obligations to be performed at the Closing, shall deliver to HSVI the following:

     (a) ICI Stock Certificates. Stock certificates representing all of the outstanding shares of ICI common stock endorsed for transfer, with all necessary stock assignments and other pertinent documents.

     (b) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors and the shareholders of ICI authorizing and approving the execution and delivery of this Agreement and the performance of its obligations hereunder.

     (C) Opinion. The opinion of counsel as described in Section 4.2(f) of this Agreement; and

     (d) Other Documents. Such further certificates and documents as shall be reasonably requested by counsel for HSVI to insure compliance by ICI and ICI shareholders of all obligations imposed upon them hereunder.

     5.3 HSVI's Actions at Closing. On the Closing Date, HSVI, contemporaneously with the performance by ICI and the ICI shareholders of their obligations to be performed at the Closing, shall deliver to the ICI shareholders the following:

     (a) HSVI Class A Preferred Stock Certificates. Stock certificates representing an aggregate of 5,000,000 shares of HSVI's Class A Preferred Stock to which each ICI shareholder shall be entitled to receive pursuant to this Agreement, as set forth as an Exhibit and attached hereto, with each certificate bearing the restrictive legend described in Section 1.4 above.

     (b) Certified Corporate Resolutions. Certified copy of the resolutions duly adopted by the Board of Directors of HSVI authorizing and approving the execution and delivery of this Agreement by HSVI and the performance of its obligations hereunder.

     c) Other Documents. Such further certificates and documents as shall be reasonably requested by counsel to ICI and ICI shareholders to insure compliance by HSVI with all obligations imposed upon it hereunder. Attached as Appendix "D".

     5.4 Stock Rights. On the Closing Date, the ICI shareholders who have exchanged their shares of ICI common stock for shares of HSVI's Class A Preferred Stock shall thereupon cease to have any rights with respect to their ICI shares and their sole right thereafter shall be with respect to the shares of HSVI's Class A Preferred Stock received hereunder.

VI. TERMINATION.

     6.1 Termination of Agreement. This Agreement may be terminated as provided below:

     (a) The parties hereto may terminate this Agreement by mutual consent at any time prior to the Closing Date;

     (b) HSVI may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing Date; (1) in the event ICI and/or its Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect or, ICI, has breached any material representation, warranty, or covenant contained in the agreement between ICI et al, and the selling shareholders of HSVI, or as a result of any direct or indirect acts, intentional or unintentional acts, or acts of omission by ICI or ICI, this transaction may be unwound with all parties concerned returned to their status quo. HSVI must notify ICI and Craig A. Huffman in writing, of this breach, and if the breach has continued without cure for a period of 7 days after the notice of breach, or (2) if the Closing shall not have occurred on or before January 30, 2004, by reason of the failure of any condition precedent under Section 4.1 (a-h, inclusive) hereof (unless the failure results primarily from HSVI breaching any representation, warranty, or covenant contained in this Agreement or unless delayed by regulatory approval beyond the control of the Parties); and

     ( c) ICI and the ICI shareholders may terminate this agreement by giving written notice to HSVI at any time prior to the Closing Date (1) in the event HSVI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, ICI and the ICI shareholders have notified HSVI of this breach, and the breach has continued without cure for a period of 7 days after the notice of breach, or (2) if the Closing shall not have occurred on or before January 30, 2004, by reason of the failure of any condition precedent under Section 4.2 (a-h, inclusive) hereof (unless the failure results primarily from the Shareholders and/or ICI breaching any representation, warranty, or covenant contained in this Agreement).

     (d) It is the parties intention to close this transaction as soon as practicable, however, the Closing Date shall occur no later than January 30, 2004, absent regulatory or consent delays. At HSVI's option, per written notice to the last known addresses of ICI and Craig A. Huffman should the closing not take place on or before January 30, 2004, as a result of any direct or indirect acts, intentional or unintentional acts, or acts of omission by ICI the transaction may be unwound with all parties concerned returned to their status quo. Any costs borne by HSVI as a result of such a breach, will be borne unto themselves. Further, any and all monies paid to HSVI and/or its assigns or nominees, will be deemed non-refundable if the Buyers are unable or unwilling to enter into the agreement, except in the event of HSVI or its shareholders delay the closing (with or without otherwise breaching this Agreement) or in the event the closing is delayed due to regulatory matters beyond the control of ICI. Included in such regulatory delay issues, but not limited thereto, are the requirements of filing a 14 ( c) notification and 14 ( c) final notice which require an opinion of counsel.


6.2 Effect of Termination. If any party hereto terminates this Agreement pursuant to Section 6.1(a) above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other party (except for any liability of any Party then in breach). Should this transaction be unilaterally terminated without cause by ICI or ICI, as set forth in Section 6.1(b), any costs borne by HSVI as a result, will be borne by HSVI Further, any and all monies paid to HSVI and/or its assigns or nominees, will be deemed non-refundable if the Buyers are unable or unwilling to Close by January 30, 2004, except in the event of HSVI or its shareholders delay the closing (with or without otherwise breaching this Agreement) or in the event the closing is delayed due to regulatory matters beyond the control of ICI. Included in such regulatory delay issues, but not limited thereto, are the requirements of filing a 14(c) notification and 14 ( c) final notice which require an opinion of counsel.

VII. GENERAL PROVISIONS.

     7.1 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

     7.2 Choice of Law. The parties stipulate that regardless of the location of the execution of this agreement or the location of the closing, they agree that the choice of law governing this contract shall be the Laws of the State of Florida.

     7.3 Notices. Unless otherwise changed by notice given in accordance with this provision, any notice or other communications required or permitted herein shall be deemed given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the other parties at the addresses set forth above or, in the case of the Shareholders, at the address set forth their signature.

     7.4 Waiver. All rights and remedies under this Agreement are cumulative and are not exclusive of any other rights and remedies provided by law. No delay or failure in the exercise of any right or remedy arising under this Agreement shall operate as a waiver of any subsequent right or remedy subsequently arising under this Agreement.

     7.5 Survival of Provisions. All agreements, representations, covenants and warranties on the part of the parties contained herein or in any instrument executed and delivered in connection herewith shall survive closing of this Agreement and any investigation at any time made with respect thereto. The terms, conditions and obligations of the parties contained in this agreement shall survive and remain enforceable after the closing.


     7.6 Attorney's Fees. In the event of litigation for enforcement of the terms of this Agreement or to enforce any remedy hereunder, the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney's fees, as may be incurred.


     7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

     7.8 Headings. The section headings contained in this Agreement are inserted
for  convenience   only  and  shall  not  affect  in  any  way  the  meaning  or interpretation of this Agreement.

     7.9 Execution by Facsimile. Facsimile execution of this Agreement by any party is authorized and shall be binding upon all parties.

     7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original hereof.

     7.11 Venue. For resolution of any dispute hereunder, shall be the courts of competent jurisdiction in Hillsborough County, Tampa Florida only.

     7.12 Survivability. Should any term, condition, section or subpart of this Agreement be deemed null, void, voidable or unenforceable, the remaining terms, obligations, parts, sections and conditions shall remain in force and binding on the parties.

     7.13 Recitals. The parties expressly acknowledge that the Recitals the second preamble section contain convenants that shall be enforced and relied upon and do not constitute merely descriptive recitals.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

INTERNAL COMMAND INTERNATIONAL                HOMES SERVICES INTERNATIONAL, INC.

By: /s/ Craig A. Huffman                      By: /s/ Jay Budd
----------------------------------            ---------------------------------
       Craig A. Huffman, President                    Jay Budd, President